                                          [LOGO OF MANUGISTICS(R) APPEARS HERE]

June 3, 1999

                                                                   EXHIBIT 10.35

Mr. Terry Austin
2180 Bay Hill Court
Half Moon Bay, California 94019


Dear Terry,

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc., and the Board of Directors of both, we are very pleased to confirm our verbal offer for the position of Executive Vice President as of June 16, 1999 reporting to the President and CEO and serving as a member of the executive committee.

Cash Compensation. As Executive Vice President, your annual base salary is $200,000 payable semi-monthly. In addition, you are eligible to receive an annual incentive bonus of up to 100% of your annual base salary payable quarterly. The incentive bonus is payable as follows: 50% based on the financial performance of the Company which will be defined by the Executive Committee and approved by the Board and 50% based upon management objectives. The management objectives based bonuses will be payable under the plan submitted by you within the first ninety (90) days of your employment and approved by the President and CEO. During the first twelve (12) months of your employment with the Company, you will earn a minimum of fifty percent (50%) of the bonuses, payable to you on a quarterly basis. In addition, a one-time signing bonus of $25,000 will be paid to you in the first pay period after your start date.

Sales Incentive. In addition to the foregoing, Manugistics will pay you an additional quarterly bonus (annualized at $200,000 per year) based on significant participation in revenue generation as follows:

Quarter 2     $2.5 million in revenue to Manugistics = a bonus of $50,000
Quarter 3     $2.5 million in revenue to Manugistics = a bonus of $50,000
Quarter 4     $2.5 million in revenue to Manugistics = a bonus of $50,000

                           [LETTERHEAD APPEARS HERE]

Mr. Terry Austin
June 3, 1999
Page Two



Your base cash compensation, variable cash compensation and sales incentives will be reviewed and adjusted at the end of FY00 and on an annual basis thereafter based on your job performance and Manugistics' performance.

Stock Options. We are also pleased to offer you a Stock Option package as follows:

An option, granted as of your date of hire, to purchase 240,000 shares of Manugistics Group, Inc. common stock ("Manugistics Stock") in accordance with the Manugistics 1998 Stock Option Plan. The vesting period for the stock options under this first option shall commence on the date of grant and vest over a four
(4) year period, in equal monthly increments.

Additional Stock Award. In addition, you will receive an option to purchase additional shares of Manugistics Stock as follows:

 . If the revenue for FY00 increases by 15% over FY99, you have the option to purchase a minimum of 30,000 shares of Manugistics Stock at a price equal to the average of the high and low prices of Manugistics Stock on the last day of the fiscal year.
 . If the revenue for FY01 increases by 25% over FY00, you have the option to purchase a minimum of 30,000 shares of Manugistics Stock at a price equal to the average of the high and low prices of Manugistics Stock on the last day of the fiscal year.

Benefits. Effective on your first day of employment and as a key executive in the Company, you shall receive the comprehensive Manugistics benefits program in accordance with the Company's written plans and which includes:

     . Stock Options -- as set forth above
     . Employee Stock Purchase Plan
     . 401 (k) Retirement Plan
     . Comprehensive Medical Care

Mr. Terry Austin
June 3, 1999
Page Three



     . Dental Care
     . Employee Vision Care
     . Life Insurance
     . Accidental Death and Dismemberment Insurance
     . Long-Term Disability


Termination. If the Company terminates your employment for reasons other than cause, you will receive your base salary, corresponding management objectives bonus, and benefits in accordance with the Company's payroll practices for the equivalent of a six (6) month period commencing on your termination date ("severance period"). Your base salary and corresponding management objectives bonus will be paid in one lump sum immediately. The foregoing benefits payments will cease if you secure alternative employment during the severance period. In addition, if the Company terminates your employment for reasons other than cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.

Change of Job Status. If the company changes your job status such that you no longer report directly to the President, are no longer a member of the Executive staff, or in any way changes your responsibilities such that they no longer consist of those reasonably associated with the position of Executive Vice President, you will have the option of terminating your employment and receiving the same severance benefits as those set out in the termination section above.

Change of Control. In the event that the Company has a change of control, which is defined as fifty one percent (51%) of the Company's voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of your outstanding options set out above shall immediately vest;
(b) if your responsibilities are significantly diminished or you are constructively terminated, i.e., your responsibilities no longer consist of those reasonably associated with the position of Executive Vice President one hundred percent (100%) of the outstanding options set out above shall immediately vest.

Mr. Terry Austin
June 3, 1999
Page Four


Final Determination by Board. All compensation and benefits included as part of this offer will conform to the Company's standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

In keeping with Manugistics policy, all offers are contingent upon execution of Manugistics, Inc.'s Conditions of Employment.

Arbitration. In the event of a dispute concerning the terms and conditions of employment, the parties agree to binding arbitration by and under the rules of the American Arbitration Association, and each party shall pay its own fees and expenses.

Please signify your acceptance of this offer by signing and dating this letter.

We look forward to your joining Manugistics as Executive Vice President and we are confident that the association will be mutually rewarding.

Sincerely,

/s/ Gregory J. Owens

Gregory J. Owens


Accepted by Terry Austin

/s/ Terry A. Austin     6/7/99
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